Exhibit 99.2

Corvex Legacy Holdings, Inc.

(f.k.a Corvex, Inc.)

Financial Statements of Corvex Legacy Holdings

December 31, 2025 and 2024 and

for the Year Ended December 31, 2025

and for the Period from October 21 (Inception)

through December 31, 2024

Independent Auditor’s Report

Stockholders and Board of Directors

Corvex Legacy Holdings, Inc.

Arlington, Virginia

Opinion

We have audited the financial statements of Corvex Legacy Holdings, Inc. (f.k.a Corvex, Inc.) (the Company), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from October 21, 2024 (inception) through December 31, 2024, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from October 21, 2024 (inception) through December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 13 to the financial statements, subsequent to December 31, 2025, the Company entered into a merger agreement with Corvex, Inc. (formerly known as Movano, Inc.). Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Potomac, Maryland

April 30, 2026

CORVEX LEGACY HOLDINGS, INC.

(f/k/a Corvex, Inc.)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$35,345	$3,793
Accounts receivable, net	1,444	–
Prepaid expenses and other current assets	492	86
Total current assets	37,281	3,879
Property and equipment, net	26,580	18,671
Operating lease right-of-use assets	3,709	–
Deferred tax asset	–	54
Total assets	$67,570	$22,604
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$865	$816
Accrued liabilities	678	15
Deferred revenue	237	–
Operating lease liabilities, current	2,614	–
Finance lease liabilities, current	3,699	–
Total current liabilities	8,093	831
Operating lease liabilities, non-current	1,196	–
Finance lease liabilities, non-current	7,465	–
SAFE liability	27,345	–
Warrant liabilities	13,105	3,530
Total liabilities	57,204	4,361
Commitments and contingencies (Note 6)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value per share, 13,464,000 shares authorized as of December 31, 2025 and December 31, 2024; 8,976,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024.	18,450	18,450
Stockholders’ deficit
Common stock, $0.00001 par value per share, 22,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 7,999,656 and 7,905,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	–	–
Additional paid-in capital	5,744	4,104
Accumulated deficit	(13,828)	(4,311)
Total stockholders’ deficit	(8,084)	(207)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$67,570	$22,604

The accompanying notes are an integral part of these financial statements.

CORVEX LEGACY HOLDINGS, INC.

(f/k/a Corvex, Inc.)

STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Revenue	$7,102	$–
Operating Expenses:
Cost of revenue (exclusive of depreciation and amortization)	2,851	–
Depreciation and amortization	4,392	–
Technology and infrastructure	1,342	122
Sales and marketing	1,187	13
General and administrative	7,099	4,276
Loss from operations	(9,769)	(4,411)
Other income, net	30	46
Change in fair value of warrant liabilities	(9,575)	–
Change in fair value of SAFE liability	9,857	–
Loss before provision for income taxes	(9,457)	(4,365)
Income tax benefit (expense)	(60)	54
Net loss	$(9,517)	$(4,311)

The accompanying notes are an integral part of these financial statements.

CORVEX LEGACY HOLDINGS, INC.

(f/k/a Corvex, Inc.)

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance, October 21, 2024 (Inception date)	–	$–	–	$–	$–	$–	$–
Issuance of convertible preferred stock, net of issuance costs of $20 thousand	8,976,000	18,450	–	–	–	–	–
Issuance of common stock	–	–	7,905,000	–	–	–	–
Stock-based compensation expense	–	–	–	–	4,104	–	4,104
Net loss	–	–	–	–	–	(4,311)	(4,311)
Balance, December 31, 2024	8,976,000	$18,450	7,905,000	$–	$4,104	$(4,311)	$(207)
Issuance of common stock upon exercise of stock options	–	–	94,656	–	–	–	–
Stock-based compensation expense	–	–	–	–	1,640	–	1,640
Net loss	–	–	–	–	–	(9,517)	(9,517)
Balance, December 31, 2025	8,976,000	$18,450	7,999,656	$–	$5,744	$(13,828)	$(8,084)

The accompanying notes are an integral part of these financial statements.

CORVEX LEGACY HOLDINGS, INC.

(f/k/a Corvex, Inc.)

STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Cash flows from operating activities:
Net loss	$(9,517)	$(4,311)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	4,392	–
Non-cash lease expense	1,041	–
Change in fair value of warrant liabilities	9,575	–
Change in fair value of SAFEs	(9,857)	–
Stock-based compensation	1,640	4,104
Deferred income taxes	54	(54)
Change in allowance for credit losses	25	–
Changes in operating assets and liabilities:
Accrued liabilities	634	15
Accounts receivable	(1,469)	–
Prepaid expenses and other current assets	(406)	(86)
Accounts payable	568	16
Operating lease liabilities	(940)	–
Deferred revenue	237	–
Net cash used in continuing operations	(4,023)	(316)
Cash flows from investing activities:
Purchase of property and equipment	(1,128)	(17,871)
Net cash used in investing activities	(1,128)	(17,871)
Cash flows from financing activities:
Payments on finance lease liabilities	(527)	–
Issuance of convertible preferred stock and detachable warrants, net of issuance costs	–	21,980
Proceeds from stock options exercised	28	–
Proceeds from SAFE	37,202	–
Net cash provided by financing activities	36,703	21,980
Net increase in cash and cash equivalents	31,552	3,793
Cash and cash equivalents—beginning of period	3,793	–
Cash and cash equivalents—end of period	$35,345	$3,793
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$–	$–

Non-cash investing and financing activities:
Finance lease right of use assets acquired through lease liabilities	$11,698	$–
Operating lease right of use assets acquired through lease liabilities	$4,620	$–
Accounts payable related to property and equipment additions	$281	$800

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1. Overview and Summary of Significant Accounting Policies

Organization and Description of Business

Corvex Legacy Holdings, Inc. (formerly Corvex Inc.) (the “Company,” “Corvex OpCo,” “we,” “us” or “our”) was incorporated in Delaware on October 21, 2024 under the name Klustr Inc. In February 2025, the Company changed its name to Corvex Inc. In March 2026, and in connection with the consummated merger (the “Merger”) with Corvex, Inc. (formerly Movano Inc.), the Company changed its name to Corvex Legacy Holdings, Inc. The Merger was completed on March 19, 2026 in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026. The Merger Agreement amended and restated in its entirety the prior merger agreement entered into and announced on November 6, 2025. The Company provides artificial intelligence (“AI”) cloud computing services specializing in graphics processing unit (“GPU”)-accelerated infrastructure for AI workloads. The Company is headquartered in Arlington, Virginia.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. Significant estimates used in the preparation of these financial statements include but are not limited to the following: allowance for credit losses, assumptions used in accounting for income taxes, warrant liabilities, SAFE liability, incremental borrowing rate used for leases, fair values of stock-based compensation and fair value of common stock. Management believes these estimates and assumptions provide a reasonable basis for the fair presentation of the financial statements.

Concentration of Risk

The Company is subject to certain risks and uncertainties that could have a material adverse effect on its business, financial condition, results of operations, or cash flows primarily due to concentration of credit risk, significant customers, and supplier concentration.

Financial instruments that potentially expose the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions in the United States, where the composition and maturities are regularly monitored by the Company. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. In certain cases, based on the Company’s credit evaluations, a cash deposit is required to mitigate account receivable collection risk.

Significant Customers

The following customers accounted for 10% or more of the Company’s revenue for the year ended December 31, 2025.

Year ended December 31, 2025
Customer A	32%
Customer B	19%
Customer C	16%

Two customers represented approximately 36% and 22% of total accounts receivable, as of December 31, 2025. The Company did not have significant customers as of December 31, 2024 as operations commenced on October 21, 2024. The Company had no revenue for the period from inception date through December 31, 2024.

Supplier Concentration

Certain materials, products, and equipment used by the Company in its operations are available from a limited number of suppliers. Shortages could occur in these materials, products, and equipment due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, products, and equipment at all or at acceptable prices, it would be required to reduce its operations, which could have a material adverse effect on its results of operations. As of December 31, 2025, two vendors accounted for approximately 63% and 23% of total purchases. As of December 31, 2024, no individual supplier accounted for more than 10% of total purchases.

Cash and Cash Equivalents

Cash consists of cash in banks and bank deposits. The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains cash balances in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable and Allowance for Expected Credit Losses

Accounts receivable represent amounts billed to customers for services provided in the ordinary course of business. Payment terms generally require payment upon receipt of invoice. Accounts receivable are stated at the amounts management expects to collect. The Company maintains an allowance for credit losses for expected uncollectible accounts receivable, recorded as an offset to accounts receivable, with changes in the allowance recorded in general and administrative expenses. The allowance is estimated by considering historical loss experience, current conditions, and reasonable and supportable forecasts, as well as market-specific factors and the collectability of significant aged balances. The Company pools receivables based on similar risk characteristics, including market and aging category, and evaluates certain receivables individually when specific collectability concerns are identified. Because the Company has limited operating history and has experienced minimal credit losses, the estimate of expected credit losses is based on limited loss history and qualitative considerations and is reassessed each reporting period. As of December 31, 2025, the allowance for credit loss was $25 thousand, all of which was recorded as a provision for expected credit losses during the year ended 2025. No allowance for credit losses was necessary as of December 31, 2024.

Fair Value Measurements

The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is determined based on assumptions that market participants would use in pricing an asset or liability at the measurement date. The Company maximizes the use of observable inputs when available and minimizes the use of unobservable inputs when determining fair value.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, SAFE liabilities and warrant liabilities. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. Warrant liabilities and SAFE liabilities are stated at fair value on a recurring basis. Adjustments to the fair value of warrants and SAFE liabilities are recorded as fair value adjustments within the statement of operations.

Property and Equipment, Net

Property and equipment, net, are stated at cost, less accumulated depreciation. Property and equipment comprises technology equipment (servers, switches, and other equipment) intended to be used in the Company’s operations, software, and computers and equipment.

Expenditures for maintenance and repairs that do not extend the lives of the respective assets are expensed as incurred. The carrying value of property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Depreciation and amortization expense consists of depreciation associated with the servers, network equipment, and other computing hardware used to operate and support the Company’s cloud-based platform and internal operations.

Depreciation and amortization expense is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Technology equipment	Shorter of lease term or 5 years
Computers and equipment	3 years
Software	5 years

Leases

The Company has lease agreements primarily for data centers, servers, and office buildings. The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) 842, Leases (Topic 842). The Company determines whether an arrangement meets the definition of a lease at the inception, and classifies the leases at commencement as either operating or finance leases. Operating lease right-of-use (“ROU”) assets and liabilities are presented separately in the balance sheets, while finance leases ROU assets are included in property and equipment, net, with related finance lease liabilities separately presented as of December 31, 2025. ROU assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Lease liabilities are measured at the present value of lease payments using the rate implicit in the lease when readily determinable, or the Company’s incremental borrowing rate (“IBR”) when it is not. ROU assets are based on the related lease liability, adjusted for initial direct costs, prepaid lease payments, and lease incentives received before commencement. The determination of the IBR requires judgment and is based on the Company’s estimated rate for a collateralized borrowing with a similar term and payment structure.

The Company accounts for lease components and non-lease components as a single lease component. Payments under our lease agreements are primarily fixed. However, certain lease agreements contain variable payments, which are expensed as incurred and not included in the ROU assets and lease liabilities. Variable lease payments are mainly composed of common area maintenance, utilities, real estate taxes, and payments affected by changes in indexes. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.

The Company has made accounting policy elections to (i) not recognize right of use assets or lease liabilities for short-term leases (leases with lease terms of 12 months or less); and (ii) combine lease and non-lease components. Variable lease payments are recognized in the statements of operations when incurred and include certain non-lease components, such as maintenance and other services provided by the lessor to the extent the charges are variable.

Operating lease expenses are recognized on a straight-line basis within total operating expenses in the statement of operations over the lease term. Amortization expense of finance lease right of use assets is recognized on a straight-line basis over the lease term and the interest component of a finance lease is recognized utilizing the effective interest method over the lease term and included in interest expense, net in the statements of operations.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment subject to depreciation, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of the long-lived assets is assessed by comparing the undiscounted future cash flows expected to be generated by the asset to its carrying value. If the carrying amount of a long-lived asset exceeds the expected undiscounted cash flows, an impairment loss is recognized in an amount equal to the excess of the asset’s carrying value over its fair value. Fair value is determined using valuation techniques such as discounted cash flow models, market comparisons, and, where applicable, independent third-party appraisals. For the year ended December 31, 2025 and for the period from inception date through December 31, 2024, no impairment charges were recorded.

Simple Agreements for Future Equity (SAFE)

The Company’s SAFEs provide holders with the right to receive common stock or preferred stock upon the occurrence of a future financing, reverse merger, liquidity event, or dissolution event. Because settlement of the SAFEs may occur through the issuance of preferred stock containing contingent redemption features that are not solely within the Company’s control, the SAFEs are classified as liabilities and measured at fair value, with changes in fair value recognized in the statements of operations (Note 3).

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue From Contracts with Customers (Topic 606). Revenue is recognized when services are delivered. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for services. The Company determines revenue recognition by applying the following five steps:

1.	Identification of the contract, or contracts, with the customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of the revenue when, or as, a performance obligation is satisfied

The Company generates revenue by providing customers with on-demand GPU compute services. Customers contract for GPU compute capacity delivered through Corvex OpCo’s cloud platform, which consists of two infrastructure tiers: (1) high-performance servers for intensive AI training and inference workloads, and (2) multi-tenant hypervisor-based servers for standard compute, development, testing, and lower-intensity AI applications. These service arrangements provide customers with access to the Company’s cloud computing capacity on a consumption basis, with billing occurring monthly in arrears based on actual hourly usage of compute, storage, and other services. Revenue is recognized over time as the services are consumed. Customers do not take possession of software or hardware used to provide the services.

Customers may also prepay for on-demand services. The prepayments are initially recorded as deferred revenue and recognized as the cloud computing services are transferred to the customer. Prepayments are typically recognized as revenue within a few months.

The Company’s primary performance obligation is to stand ready to provide access to specified compute capacity, enabling customers to submit and process workloads on GPU clusters. Access to the Corvex AI Cloud interface and standard technical support are not distinct in the context of the contract and are therefore combined into a single performance obligation with compute access.

For customers that purchase optional storage services, the Company provides a separate on-demand performance obligation for access to hosted storage capacity.

Revenue from compute services is recognized over time as customers simultaneously receive and consume the benefits of the services as they are provided. The Company measures progress toward satisfaction of its stand-ready performance obligation using a consumption-based output method, based on the volume of GPU compute hours consumed. Revenue from optional storage services is also recognized over time based on the volume of data stored during the period. Revenue from optional storage services is immaterial for the year ended December 31, 2025.

The Company’s contracts include variable consideration in the form of usage-based fees for GPU compute hours and storage volume, each billed based on actual consumption. Service level agreement (“SLA”) credits may reduce the transaction price in a given month if availability thresholds are not met. Such credits are recognized as a reduction of revenue in the period in which the variability is resolved. The variability associated with SLA credits relates solely to the Company’s performance of Compute Access services within each individual monthly service period, is calculated using a consistent contractual formula, and is resolved and reset on a monthly basis. Accordingly, any reduction of the transaction price resulting from SLA credits is allocated to the specific month in which the related services are provided and is recognized as a reduction of revenue in the period in which the variability is resolved. SLA credits were immaterial for the year ended December 31, 2025.

Contract Balances

Contract assets represent the Company’s rights to consideration in exchange for cloud computing services that the Company has transferred to a customer but where the right to consideration is conditional on something other than the passage of time. In some arrangements, a right to consideration for the Company’s performance under the customer contract may occur before invoicing the customer, resulting in an unbilled accounts receivable. These unbilled accounts receivable represent amounts earned but not yet invoiced and are recognized in accordance with the performance obligations satisfied. Such amounts have been immaterial for the periods presented. The Company did not have contract assets as of December 31, 2024.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. The deferred revenue balance will be recognized as revenue within the twelve months following December 31, 2025.

As of December 31, 2025, the Company recorded contract liabilities of $237 thousand. The increase in contract liabilities from the prior year was primarily due to the Company commencing operations during 2025 and entering into arrangements with new customers that resulted in advance billings prior to the satisfaction of the related performance obligations.

Cost of Revenue, Exclusive of Depreciation

Cost of revenue, exclusive of depreciation, primarily consists of costs related to operating data centers and the production environment used to provide services to customers, such as utilities including power, rent, labor costs and network access. Cost of revenue also includes personnel and other costs attributable to supporting and maintaining the Company’s computing environment used to deliver current-period services to customers, including compensation-related expenses and allocated overhead associated with these activities. The Company includes both direct costs and indirect costs that are attributable to the operation of the production environment. General corporate overhead, not attributable to current-period service delivery is excluded from cost of revenue.

The Company operates data centers and has co-location service agreements, which are accounted for as operating leases (Note 5). These agreements generally commit the Company to pay monthly fees plus additional fees for bandwidth usage above the committed level.

Technology and Infrastructure

Technology and infrastructure expense consists of costs associated with our infrastructure, such as personnel costs for employees associated with research and development of new and existing products and services or with maintaining our computing infrastructure, such as salaries, bonuses, benefits, stock-based compensation expense, travel expenses, and other related expenses, and costs related to software subscriptions. The Company’s technology and infrastructure efforts are dedicated towards developing new services, improving the Company’s existing infrastructure, adding new features, bringing the latest compute technology to market and improving the accessibility of the Company’s services.

Research and development costs were $778 thousand for the year ended December 31, 2025, and are included within technology and infrastructure expense in the statement of operations. There was no research and development costs for the period from inception date through December 31, 2024.

Sales and Marketing

Sales and marketing expense consists of personnel costs associated with selling and marketing the Company’s services, such as salaries, stock-based compensation expense, commissions, bonuses, and other related expenses, third-party professional services costs, and advertising costs associated with marketing programs. Advertising costs, which are expensed as incurred are also included in sales and marketing expenses in the statements of operations. Advertising expenses were $166 thousand and $6 thousand for the year ended December 31, 2025 and for the period from inception date through December 31, 2024, respectively.

General and Administrative

General and administrative expense consists of costs associated with corporate functions including the Company’s finance, legal, human resources, and facilities. These costs include personnel costs, such as salaries, bonuses, benefits, stock-based compensation expense and other related expenses, third-party professional services costs, such as legal, accounting, and audit services, corporate facilities, and other costs necessary to operate the Company’s corporate functions, including expenses for non-income taxes, insurance, and office lease. General and administrative expense includes transaction expenses of $2,397 thousand incurred during the year ended December 31, 2025 related to the merger with Corvex, Inc. (formerly Movano Inc.) (see Note 13). As of December 31, 2025, Management concluded that these costs were not recoverable in connection with the merger transaction.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for employee, officer, director and non-employee stock options and stock awards on a straight-line basis over the requisite service period and is based on the value of the portion of stock-based award that is ultimately expected to vest. The Company has elected to recognize the actual forfeitures by reducing the employee stock-based compensation expense in the same period as the forfeitures occur.

The Company measures the fair value of stock options at the grant date using the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Employee Benefit Plan

The Company has a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”) which commenced during the year ended December 31, 2025. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) Plan are discretionary.

Fair Value of Common Stock

Given the absence of a public trading market for the Company’s common stock, the Company utilized methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ Practice Aid: Valuation of Privately Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock, including the discounted cash flow method. In determining the fair value, a number of objective and subjective factors were considered, which include factors such as: contemporaneous valuations performed by independent third-party specialists; the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions, and the superior rights, preferences, and privileges of the convertible preferred stock relative to the common stock at the time of each sale; the progress of the Company’s research and development programs, including their stages of development, and the Company’s business strategy; external market and other conditions affecting the industry in which the Company operates, and trends and developments within the industry; the Company’s financial position, including cash on hand; the lack of an active public market for the Company’s common stock; the analysis of initial public offerings and the market performance and volatility of peer companies in the industry, as well as completed mergers and acquisitions of peer companies; and the material risks related to its business and industry, its results of operations and financial position, including its levels of capital resources, among other factors.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it is able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company records an adjustment to the deferred tax asset valuation allowance, which reduces the provision for income taxes.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) are the co-chief executive officers. The co-chief executive officers manage operations and business as one operating segment for the purposes of allocating resources, making operating decisions and evaluating financial performance.

The co-chief executive officers use net income (loss) to allocate resources, which is reported on the statement of operations. The co-chief executive officers also use net income (loss), along with non-financial inputs and qualitative information, to evaluate the Company’s performance, establish compensation and decide the level of investment in various operating activities and other capital allocation activities. Significant segment expenses that the CODM reviews and utilizes to manage the Company’s operations are cost of revenue, technology and infrastructure, sales and marketing, and general and administrative expenses, which are presented in the Company’s statement of operations.

The measure of segment assets is reported on the balance sheet as total assets.

Recent Accounting Pronouncements Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the effective tax rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for annual periods beginning after December 15, 2024 and can be applied prospectively or retrospectively. The Company adopted ASU 2023-09 prospectively for the year ending December 31, 2025. See Note 9.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the statements of operations. This guidance as further clarified through ASU No. 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) will be effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its financial statements.

In May 2025, the FASB issued ASU No. 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer, to reduce diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods and services. The guidance will be effective for annual periods beginning after December 15, 2026, including interim periods within those annual periods. Early adoption is permitted. Updates are to be applied on a retrospective, or modified retrospective basis. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient for estimating expected credit losses on current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, including those recognized in a business combination. The guidance will be effective for annual periods beginning after December 15, 2025, including interim periods within those annual periods. Early adoption is permitted. Upon adoption, the guidance will be applied prospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the guidance on capitalizing costs for internal-use software by eliminating predefined development stages and introducing a principles-based approach focused on probable completion and use. The standard is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on our financial statements and related disclosures.

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. ASU 2025-12 represents changes to the ASC that clarify, correct errors in or make other improvements to a variety of topics that are intended to make it easier to understand and apply. The guidance will be effective for fiscal years beginning after December 15, 2026 and interim periods within those annual periods. Early adoption is permitted. The amendments to ASC 260, Earnings per Share, are required to be applied retrospectively. All other amendments may be applied prospectively or retrospectively on an issue-by-issue basis. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.

2. Revenue Recognition

Disaggregation of Revenue

Substantially all of the Company’s revenue is earned from on-demand compute services. Note 12 discusses disaggregation of revenue by geography.

3. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value and nonrecurring fair value measurements are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity, which require management judgment or estimation.

As of December 31, 2025, the Company’s financial liabilities measured at fair value on a recurring basis consisted of SAFEs and warrant liability. These liabilities were classified within Level 3 of the fair value hierarchy, as their valuation was based on significant unobservable inputs. The valuation of the warrant liability utilized the Black-Scholes option-pricing model. This valuation technique involves management’s estimates and judgment based on unobservable inputs and is classified in Level 3.

As of December 31, 2025, the SAFEs were measured at fair value using a probability-weighted expected return method (“PWERM”), which considered multiple future liquidity scenarios, including equity financing, liquidity event, reverse merger, and dissolution. Upon issuance, the SAFEs were recorded at the cash proceeds received, which approximated their fair value at that date. Under this methodology, the Company estimated the value of the SAFEs under each scenario, weighted the outcomes based on their respective probabilities, and discounted the expected value to present value. The significant unobservable inputs used in the Level 3 fair value measurement of the SAFEs as of December 31, 2025, are presented in the table below. These estimates involve significant judgment regarding the probability and timing of future events and are inherently uncertain; accordingly, changes in these assumptions could result in a materially different fair value measurement.

Valuation Input	December 31, 2025
Discount rate	20%
Risk-free rate	3.47% - 3.67%
Expected timing of liquidity events	0.25 - 2.0 years
Equity financing scenario probability	40%
Reverse merger scenario probability	50%
Liquidity event probability	5%
Dissolution probability	5%

The fair value estimates may not be indicative of the amounts that would be realized in a market exchange. Additionally, there may be inherent uncertainties or changes in the underlying assumptions used, which could significantly affect the current or future fair value estimates. The Company uses a third-party valuation firm to assist in the determination of the fair value of SAFE liability and warrant liability.

The following table presents the fair value hierarchy of financial instruments measured at fair value on a recurring basis as of the end of each reporting period (in thousands):

	Fair Value Hierarchy	December 31, 2025	December 31, 2024
Warrant liabilities	Level 3	$13,105	$3,530
SAFE Liability	Level 3	27,345	–
Total		$40,450	$3,530

The table below summarizes the change in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Warrant liabilities	SAFE liability
Balance at December 31, 2024	$3,530	$–
Additions	–	37,202
Adjustment to fair value	9,575	(9,857)
Balance at December 31, 2025	$13,105	$27,345

The table below summarizes the valuation inputs into the Black-Scholes model for the warrant liabilities as of December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
Fair value of Series Seed preferred stock	$6.26	$2.45
Volatility	96.6%	90.0%
Risk-free rate	3.4%	4.0%
Dividend yield	–%	–%
Term - in years	2.00	3.00

4. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Technology equipment	$30,894	$18,671
Software	35	–
Tools, equipment & computers	43	–
Total property and equipment	30,972	18,671
Less: accumulated depreciation	(4,392)	–
Total property and equipment, net	$26,580	$18,671

Depreciation of property and equipment was $3,444 thousand for the year ended December 31, 2025, and depreciation related to finance lease right-of-use asset was $948 thousand. As of December 31, 2025, the carrying amount of finance lease right-of-use asset was $10,744 thousand and is depreciated over the lease term, which is 3 years (Note 5). The assets had not been placed into service for their intended use as of December 31, 2024.

5. Leases

The Company determines if an arrangement is a lease or contains a lease at inception and whether that lease meets the classification criteria for a finance or operating lease in accordance with U.S. GAAP. The Company applied judgment in performing the lease classification tests related to transfer of ownership, bargain purchase option, lease term assessment, estimated fair value, and the specialized nature of the underlying asset. Variable costs generally relate to costs associated with common area maintenance, utilities reimbursed to the landlord, and physical security expenses within certain lease agreements. These are not included in operating or finance lease cost and are expensed as incurred.

In October 2025, the Company classified a thirty-six-month equipment lease with Data Sales Co., Inc. (“DSC”) as finance lease. The lease has an estimated residual value of 35% and an implicit interest rate of approximately 6.8%. Total cash payments over the lease term and present value of the lease payments related to finance lease are presented below.

In April 2025, the Company entered into a thirty-nine-month office space lease agreement which was classified as operating lease. Total cash payments over the lease term and present value of the lease payments related to operating lease are presented below.

In January and September 2025, the Company commenced thirty-six-month data center co-location lease agreements which were classified as an operating leases. Total cash payments over the lease terms and present value of the lease payments related to the operating leases are presented below. The Company did not have finance or operating leases as of December 31, 2024.

The components of total lease costs related to leases are as follows:

Year ended December 31, 2025
Operating lease cost	$1,279
Finance lease cost:
Amortization of lease assets	948
Interest on lease liabilities	193
Total finance lease cost	1,141
Variable lease cost	15
Total lease cost	$2,435

Total lease expense related to operating leases for the year ended December 31, 2025 was $1,279 thousand, of which $152 thousand is included in general and administrative expense and $1,127 thousand is included in the cost of revenue line item on the statement of operations.

Total operating cash flows from operating leases included in the measurement of lease liabilities for the year ended December 31, 2025 was $1,048 thousand. Total operating and financing cash flows for finance leases included in the measurement of lease liabilities for the year ended December 31, 2025 was $755 thousand.

Information relating to the lease term and discount rates for the year ended December 31, 2025 were as follows:

December 31, 2025
Weighted-average remaining lease terms (in years)
Finance leases	2.8
Operating leases	2.4
Weighted-average discount rate
Finance leases	6.8%
Operating leases	8.0%

The future lease payments included in the measurement of the Company’s operating lease liabilities and finance lease liabilities as of December 31, 2025 were as follows (in thousands):

	Future Payments
	Finance leases	Operating leases
2026	$4,317	$1,778
2027	4,317	1,787
2028	3,561	605
Total undiscounted lease payments	12,195	4,170
Less: Present value discount	(1,030)	(360)
Lease liability	$11,165	$3,810

6. Commitments and Contingencies

Litigation

In the normal course of business, the Company may become involved in legal proceedings. The Company will accrue a liability for legal proceedings when it is probably that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. As of the date of this report, management of the Company was unaware of any material legal proceedings against the Company.

7. Convertible preferred stock and stockholders’ deficit

Convertible Preferred Stock

As of December 31, 2024, the Company had one class of convertible preferred stock, designated as Series Seed Preferred Stock. The Company was authorized to issue 13,464,000 shares of Series Seed Preferred Stock, of which 8,976,000 shares were issued on November 18, 2024 at a purchase price of $2.45098 per share for total gross proceeds of $22,000 thousand. In connection with the issuance of the Series Seed Preferred Stock, investors also received warrants to purchase additional shares of Series Seed Preferred Stock at an exercise price of $4.90196 per share, expiring 5 years from the issuance date. In total there were 4,488,000 warrants issued. Because the warrants were issued together with the Series Seed Preferred Stock but are legally detachable and separately exercisable, the proceeds from the issuance were allocated between the Series Seed Preferred Stock and the warrants. The amount allocated to warrants on the issuance date was based on estimated fair value of $3,530 thousand with the residual amount of $18,450 thousand allocated to Series Seed Preferred Stock. The Series Seed Warrants were required to be recognized as a liability due to the potential cash settlement.

There were no new issuances of convertible preferred stock during year ended December 31, 2025.

The holders of the convertible preferred stock have the following rights, preferences, and privileges:

Voting

Except as provided by law or by the Company’s certificate of incorporation, the holders of convertible preferred stock have full voting rights, equivalent to the voting rights of holders of common stock, as if converted. The preferred and common stockholders vote together as a single class, except as provided by law or by the Company’s certificate of incorporation.

Dividends

Holders of the convertible preferred stock are entitled to participate in any dividends distributed to holders of common stock, as if converted.

Holders of the Series Seed convertible preferred stock are entitled to a cumulative dividend that accrues from day-to-day at a rate of 8% of the original issue price of $2.45 per share plus the amount of previously accrued dividends. Cumulative dividends are payable only when, as, and if declared by the Board of Directors. The holders of Series Seed convertible preferred stock are entitled to receive the cumulative dividends prior and in preference to the payment of any other dividend. As of December 31, 2025, and December 31, 2024, cumulative dividends were $1,969 thousand and $193 thousand, respectively.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or any Deemed Liquidation Event (including mergers or consolidations), holders of Series Seed convertible preferred stock are entitled to be paid out of any funds available for distribution, and the holders of convertible preferred stock may elect to redeem their shares in the event the shares are not redeemed by the Company within 90 days of the consummation of such transactions, before any payments are made to holders of common stock. Holders are entitled to the greater of: (x) the original issue price of the Series Seed convertible preferred stock, the accumulated stated value plus accrued and unpaid dividends, or (y) the amount per share that would have been payable had all convertible preferred stock been converted immediately prior to the liquidation.

Optional Redemption

The holders have the option, but not the obligation, to force the Company to redeem their shares for a redemption price equal to the accumulated stated value per share plus accrued and unpaid dividends, with such option being accelerated upon the occurrence of a change of control. The Company concluded that the redemption features were embedded within the respective shares of stock and were not required to be bifurcated because the redemption features would not meet the definition of a derivative if they were freestanding.

Common Stock

As of December 31, 2025 and December 31, 2024, the Company was authorized to issue 22,000,000 shares of common stock with a par value of $0.00001 per share and only had one class of common stock. Common stockholders are entitled to receive any dividends if and when declared by the Board of Directors (the ‘Board”), and upon liquidation or dissolution, are also entitled to receive all assets legally available for distribution to stockholders, ratably in proportion to the number of shares held, subject to the rights of preferred stockholders. As of December 31, 2025, no dividends on the Company’s common stock had been declared by the Board.

Voting

Holders of common stock are entitled to one vote per share.

Dividend and Liquidation Rights

Holders of common stock participate in any dividends declared by the Company, subject to the rights of preferred stockholders. In the event of liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share in any distribution of assets remaining after payment of liabilities, subject to the rights of preferred stockholders.

2024 Equity Incentive Plan

In November 2024, the Company adopted an equity incentive plan (the “2024 Equity Incentive Plan” or the “Plan”). The purpose of the Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to the success of the Company by offering those eligible persons an opportunity to participate in the Company’s future performance through the grant of awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards. The total number of shares authorized by the Board to be issued under the Plan are 2,295,000 shares as of December 31, 2025. In the event that shares previously issued under the Plan are reacquired by the Company pursuant to a forfeiture provision, right of first refusal, or repurchase by the Company, such shares shall be added back to the number of shares then available for issuance under the Plan. As of December 31, 2025, 975,152 shares were available for issuance under the Plan.

The Company may grant stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards to employees, contractors, or other entities in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business. Stock options may be treated as incentive stock options or nonqualified stock options depending on the specific circumstances of an optionee’s relationship with the Company and the number of stock options vesting or exercised in a calendar year. Stock options granted under the Plan generally vest over a four-year period. The Company may also grant stock options that allow for acceleration of vesting. The stock options granted under the Plan will expire after ten years from the time of their grant. The Company issues common stock upon the exercise of stock options.

Certain stock options granted under the Plan provide option holders the right to elect to exercise unvested options in exchange for shares of common stock. Such unvested shares of common stock are subject to a repurchase right held by the Company at the lower of the original issuance price or the fair value of the stock at the date of repurchase in the event the optionee’s service to the Company is terminated either voluntarily or involuntarily. The repurchase right lapses as the underlying shares vest. The proceeds from the early exercise of stock options are treated as a refundable deposit and are recorded within accrued expenses and reclassified to additional paid-in capital as the Company’s repurchase right lapses. Common stock purchased pursuant to an early exercise of stock options is not deemed to be outstanding for accounting purposes until those shares vest.

As of December 31, 2025, there were 94,656 shares subject to repurchase due to early exercises and the corresponding liability was $28 thousand. There were no shares subject to repurchase as of December 31, 2024.

The following table summarizes stock option activity under the Plan:

	Number of Stock Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In Thousands)
Balance, December 31, 2024	1,295,000	0.00001	10	$1,386
Options granted	1,188,088	$1.71
Options exercised	(94,656)	$0.30		$51
Options forfeited	(1,163,240)	$0.07
Balance, December 31, 2025	1,225,192	$1.57	7.0	$5,170
Vested and expected to vest as of December 31, 2025	1,319,848	$1.48	7.2	$5,677
Exercisable at December 31, 2025[1]	414,243	$0.06	2.1	$2,314

[1]	Of the options exercisable at December 31, 2025, 23,664 are non-vested options that are permitted to be early exercised. The shares would be subject to a repurchase option if exercised.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2025 and December 31, 2024 was $1.49 and $1.07 per share, respectively.

The Black-Scholes option-pricing model assumptions used to value the employee stock options at the grant dates were as follows, presented on a weighted-average basis except for the fair value of common stock which is presented on a range basis:

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Fair value of common stock	$0.84-$5.65	$1.07
Expected volatility	76.0%	72.4%
Expected term (in years)	6.0	6.1
Risk-free interest rate	4.0%	4.2%
Expected dividend yield	–%	–%

These assumptions and estimates were determined as follows:

Expected Volatility—As there is no public market for the Company’s common stock, the expected volatility was determined using the historical volatilities of publicly listed peer companies over a period equivalent to the expected term of the awards.

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method as the Company does not have sufficient option exercise history. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the stock options.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected term of the stock options at the time of grant.

Expected Dividend Yield—The expected dividend is assumed to be zero, as the Company has never paid dividends on its common stock and has no current plans to do so.

Common Stock Awards

During the period from the inception date (October 21, 2024) through December 31, 2024, the Company issued 4,305,000 shares of common stock awards to its founders. The service period of four years is defined by the Company’s right to repurchase the shares, which lapses monthly over the defined vesting period. The grant date fair value for these common awards was $1.07 per share with an aggregate grant date fair value of $4,598 thousand. For the periods ended December 31, 2025 and from the inception date (October 21, 2024) through December 31, 2024, the Company recognized stock compensation expense of $1,201 and $205 thousand related to these common stock awards, respectively. There were no new issuances of founders common stock awards in 2025.

During the period from the inception date (October 21, 2024) through December 31, 2024, the Company issued 3,600,000 fully vested shares of common stock awards to non-employees who act as advisors to the Company. The awards contain no service requirement thus are not subject to a repurchase right. The grant date fair value for these common awards was $1.07 per share with an aggregate grant date fair value of $3,845 thousand. For the period from the inception date (October 21, 2024) through December 31, 2024, the Company recognized stock compensation expense of $3,845 thousand related to these common stock awards. There were no new issuances of fully vested shares of common stock during the year ended December 31, 2025.

Stock-Based Compensation Expense

As of December 31, 2025, unrecognized stock-based compensation expense related to unvested stock options was $1,502 thousand, which is expected to be recognized over a weighted-average period of 3.4 years.

As of December 31, 2025, unrecognized stock-based compensation expense related to unvested common stock awards was $3,192 thousand, which is expected to be recognized over a weighted-average period of 2.8 years.

Stock-based compensation expense is included in the following components of expenses within the statements of operations (in thousands):

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Cost of revenue (exclusive of depreciation and amortization)	$46	$–
Technology and infrastructure	747	121
General and administrative	826	3,983
Sales and marketing	21	–
Total stock-based compensation expense	$1,640	$4,104

8. Simple Agreements for Future Equity (“SAFEs”)

During the year ended December 31, 2025, the Company raised $37,202 thousand through the issuance of SAFEs with a 90% discount rate and a post-money valuation cap of $250,000 thousand. The SAFEs are convertible into common stock or preferred stock upon the occurrence of certain future events, including a financing, reverse merger, liquidity event, or dissolution event. Of the $37,202 thousand in SAFE proceeds (Note 3), $8,032 thousand were purchased by certain principal shareholders and key management. The related parties involved in the SAFEs received the same terms as the other investors. Because settlement of the SAFEs may occur through the issuance of preferred stock containing contingent redemption features that are not solely within the Company’s control, the SAFEs are classified as liabilities and measured at fair value, with changes in fair value recognized in the statements of operations (Note 3).

The fair value of the SAFEs on the date of issuance was determined to equal the cash proceeds received by the Company in the amount of $37,202 thousand. Each SAFE has no maturity date, does not bear any interest or dividends and provides the investor with the right to convert into a variable number of shares of future equity in the Company at the stated conversion amount, if certain events or conditions are triggered. For the year ended December 31, 2025, there were no events or conditions that triggered termination or conversion of the SAFEs. The number of shares to be issued upon conversion of the SAFEs is subject to the following:

Equity Financing - Upon the initial closing of an equity financing occurring prior to the termination of this SAFE, this SAFE will automatically convert into a number of shares of SAFE preferred stock equal to the purchase amount divided by the applicable conversion price.

●	“Conversion Price” means either: (1) the SAFE Price or (2) the Discount Price, whichever calculation results in a greater number of shares of SAFE Preferred Stock.

●	“Discount Price” means the price per share of the standard preferred stock sold in the equity financing multiplied by the discount rate.

●	“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

Liquidity Event - In the event of a Liquidity Event prior to the termination of this SAFE, the SAFE will automatically entitle the holder (subject to the liquidation priority set forth in Section 1(e)) to receive, immediately prior to or concurrent with the consummation of such liquidity event, a portion of the proceeds equal to the greater of (i) the purchase amount or (ii) the amount that would have been payable in respect of a number of shares of common stock equal to the purchase amount divided by the applicable liquidity price.

●	“Liquidity Price” means the price per share equal to the post-money valuation cap divided by the liquidity capitalization.

●	“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event or Reverse Merger, as applicable, which includes shares of capital stock issued and outstanding, issued and outstanding options, all converting securities other than SAFEs and cash-out convertible securities. It excludes unissued options.

●	“Liquidity Event” means a change of control, a direct listing or an initial public offering.

Reverse Merger - In the event of a Reverse Merger prior to the termination of this SAFE, the SAFE will automatically convert, immediately prior to the consummation of such reverse merger, into a number of shares of common stock equal to the purchase amount divided by the applicable Liquidity Price.

●	“Reverse Merger” means a merger or similar transaction of the Company in which the shares of Capital Stock are exchanged for, or converted into, shares listed on a national securities exchange.

9. Income Taxes

Components of loss before income taxes consisted of the following:

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Domestic	$(9,457)	$(4,365)
Loss before provision for income taxes	$(9,457)	$(4,365)

The Company’s losses before income taxes for the year ended December 31, 2025 and period from October 21, 2024 to December 31, 2024 were generated solely in the United States. The components of the provision for income taxes were as follows (in thousands):

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Current:
State	$6	$–
Total current income tax expense	6	–
Deferred:
Federal	41	(41)
State	13	(13)
Total deferred income tax expense (benefit)	54	(54)
Total provision (benefit) for income taxes	$60	$(54)

The Company’s provision for income taxes is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. The Company updates its estimate of the annual effective tax rate and makes a year-to-date adjustment to the provision quarterly. For the year ended December 31, 2025, the Company recorded income tax expense of $60 thousand, consisting of current state income tax expense of $6 thousand and deferred income tax expense of $54 thousand. The deferred income tax expense was primarily due to the recording of a valuation allowance against deferred tax assets. The deferred income tax expense was attributable to the establishment of a valuation allowance against deferred tax assets. For the period from inception (October 21, 2024) through December 31, 2024, the Company recorded an income tax benefit of $54 thousand, consisting of deferred federal and state tax benefits.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2025, the Company evaluated the realizability of its deferred tax assets and, after considering all available positive and negative evidence, concluded that it is not more likely than not that its deferred tax assets will be realized. Accordingly, the Company recorded a valuation allowance of $1.666 thousand against deferred tax assets as of December 31, 2025. As of December 31, 2024, no valuation allowance was recorded.

Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, as described in Note 1, Recently Adopted Accounting Standards, the reconciliation of taxes at the federal statutory rate to our provision for income tax for the year ended December 31, 2025 was as follows:

	Amount	Rate
Federal tax benefit	$(2,011)	21.0%
State tax benefit, net of federal benefit	(447)	4.7%
Change in valuation allowance	1,666	(17.4)%
Effect of changes in tax laws or rates	54	(0.5)%
Nontaxable or nondeductible items
Stock-based compensation	311	(3.0)%
Warrant liability	2,011	(19.3)%
SAFE liability	(2,070)	19.9%
Transaction costs	506	(4.3)%
Other	40	(0.4)%
Income tax expense	$60	0.6%

As previously disclosed for the period from inception (October 21, 2024) through December 31, 2024, prior to the adoption of ASU No. 2023-09, reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows for the period from inception (October 21, 2024) through December 31, 2024:

Tax benefit at US statutory rate:
Federal tax benefit	$(917)
State tax benefit	(15)
(932)
Stock-based compensation	850
Other	27
Total	$(54)

The Company’s deferred tax assets and liabilities as of December 31, 2025 and 2024, were as follows:

	December 31, 2025	December 31, 2024
Deferred tax asset
Allowance for credit losses	$6	$–
Accrued expenses	122	–
Lease liabilities	3,704	–
Net operating loss carryforward	1,498	–
Other	132	42
Intangibles	–	12
Gross deferred tax asset	5,462	54
Less: valuation allowance	(1,666)	–
Deferred tax assets, net	3,796	54
Deferred tax liabilities
Fixed assets	(221)	–
Lease right-of-use asset	(3,575)
Total deferred liabilities	(3,796)	–
Deferred tax asset (liabilities), net	$–	$54

The increase in the valuation allowance during the year ended December 31, 2025 was primarily attributable to deferred tax assets generated from net operating losses and other deductible temporary differences arising during the year.

As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $5,7 million and state net operating loss carryforwards in various jurisdictions, including approximately $0.5 million in California, $0.4 million in Delaware, $0.1 million in Maryland, $0.2 million in Massachusetts, $0.4 million in New Jersey, $0.9 million in North Carolina, and $1.2 million in Virginia. These carryforwards may be used to offset future taxable income, subject to applicable jurisdictional limitations. The tax effect of these net operating loss carryforwards is included in deferred tax assets and is fully reserved by a valuation allowance as of December 31, 2025.

The Company complies with ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. This pronouncement sets a “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions. As of December 31, 2025 and December 31, 2024, no material uncertain tax positions were identified.

The Company did not pay any federal or state income taxes during the fiscal year ended December 31, 2025.

The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. As of December 31, 2025, all of the years remain open to examination by the federal and state tax authorities for three or four years from the tax year in which net operating losses or tax credits are utilized. There have been no examinations of our income tax returns by any tax authority.

On July 4, 2025, H.R. 1, commonly referred to as the One Big Beautiful Bill Act (Pub. L. 119-21) (the “OBBBA”), was enacted into law. The OBBBA contains a wide range of provisions affecting U.S. federal income tax law, including the extension and modification of certain provisions of the Tax Cuts and Jobs Act, reinstatement of 100% bonus depreciation for qualified property, changes to the limitation on business interest expense deductions, and modifications to the treatment of domestic research and experimental expenditures and other items. In accordance with ASC 740 - Income Taxes, the Company has evaluated the tax effects of the OBBBA. While the reinstatement of 100% bonus depreciation will impact current income taxes, this change and others from the OBBBA did not materially affect the Company’s provision for income taxes nor the effective tax rate. The Company continues to assess the implications of the OBBBA and related guidance that may be issued by the Internal Revenue Service and the U.S. Department of the Treasury. Additional adjustments may be recorded in future periods as the Company’s analysis of the law and its application to the Company’s tax positions is finalized.

10. Employee Benefit Plan

The Company’s contributions for all defined contribution retirement plans were $200 thousand for the year ended December 31, 2025. The Company did not have a defined contribution plan set up during the period from inception date (October 21, 2024) through December 31, 2024.

11. Related-Party Transactions

The Company’s related parties include members of management, the Company’s board of directors, and entities in which such individuals have the ability to exercise significant influence.

During the periods presented, all related-party transactions are disclosed in Notes 7, 8, and 13, and no related-party transactions occurred other than those described therein. No related-party revenues were recognized during the periods presented. There were no amounts due to or from related parties as of December 31, 2025 and December 31, 2024.

The Company has not provided, and is not party to, any guarantees, commitments, or contingent obligations with related parties.

12. Geographic Information

Revenue by geography is based on the address of the customer as specified in the Company’s customer contracts. The following table sets forth revenue by geographic areas (in thousands):

Year Ended December 31, 2025
United States	$5,785
Malaysia	1,317
Total	$7,102

The Company’s long-lived assets are attributed to a country based on the physical location of the assets. As of December 31, 2025 and December 31, 2024 all of the Company’s long-lived assets were located in the United States, and all services were provided from the Company’s data centers located in the United States.

13. Subsequent Events

In preparing the financial statements as of and for the year ended December 31, 2025, the Company evaluated subsequent events through April 30, 2026 which is the date the financial statements were available to be issued. The Company noted no subsequent events through April 30, 2026 that would materially impact the financial statements, except for the following:

Equity Awards Granted Prior to the Merger

On March 18, 2026, following the Board of Directors approval, the Company granted 2,948,094 stock options under 2024 Stock Option Plan and 2,744,776 restricted stock units (“RSU’s”) to its employees and directors including 1,304,047 stock options and 1,372,388 RSU’s granted to each of the Company’s two co-founders.

Merger with Corvex, Inc. (Formerly Movano Inc.) (“Corvex”)

On March 19, 2026, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) whereby Thor Merger Sub, Inc., a wholly-owned subsidiary of Corvex, merged with and into Corvex OpCo (“Merger”), with Corvex OpCo surviving as a wholly-owned subsidiary of Corvex. In connection with the closing of the merger, Corvex changed its name to Corvex, Inc.

As consideration for the acquisition of Corvex OpCo, Corvex issued to the security holders of the Company (i) 240.562 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which such shares of Series B Preferred Stock, on an as-converted basis, represent no more than 19.9% of the outstanding shares of Corvex’s common stock, par value $0.0001 per share (the “Common Stock”) immediately prior to the Closing, (ii) 23,551.5195 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and 30,227.0524 shares of Series D Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”).

Additionally, under the terms of the Merger Agreement, Corvex assumed (i) 3,934,154 outstanding Corvex OpCo stock options, including stock options issued on March 18, 2026, representing 8,574,152 combined company stock options based on the exchange ratio under the Merger Agreement, and (ii) 2,744,776 outstanding Corvex OpCo RSU’s issued on March 18, 2026 were replaced by 6,108,470 combined company RSU’s based on the exchange ratio under the Merger Agreement.

In connection with the Merger, the Company’s outstanding SAFE liabilities, warrant liabilities, and convertible preferred stock converted in accordance with their terms and are no longer outstanding.